Free Writing Prospectus pursuant to Rule 433 dated February 2, 2024 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

GS Finance Corp.

Contingent Income Auto-Callable Securities Based on the Value of the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® due February 12, 2026

Principal At Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated February 1, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Coupon observation dates	Coupon payment dates
		May 9, 2024	May 14, 2024
		August 9, 2024	August 14, 2024
		November 11, 2024	November 14, 2024
		February 10, 2025	February 13, 2025
KEY TERMS		May 9, 2025	May 14, 2025
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	August 11, 2025	August 14, 2025
Underlying indexes:	S&P 500® Index, Russell 2000® Index and the Nasdaq-100 Index®	November 10, 2025	November 14, 2025
Pricing date:	expected to price on or about February 9, 2024	February 9, 2026 (valuation date)	February 12, 2026 (stated maturity date)
Original issue date:	expected to be February 14, 2024	Hypothetical Payment Amount At Maturity
Coupon observation dates:	as set forth under “Coupon observation dates” below	The Securities Have Not Been Automatically Called
Coupon payment dates:	as set forth under “Coupon payment dates” below	Hypothetical Final Index Value of the Worst Performing Underlying Index (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity if the Securities Have Not Been Automatically Called on a Call Observation date (as Percentage of Stated Principal Amount)
Valuation date:	the last coupon observation date, expected to be February 9, 2026
Stated maturity date:	expected to be February 12, 2026
Automatic call feature:

if, as measured on any call observation date, the index closing value of each underlying index is greater than or equal to its initial index value, your securities will be automatically called and, in addition to the coupon then due, you will receive $1,000 for each $1,000 principal amount. No payments will be made after the call payment date.

		150.000%	100.000%*
		125.000%	100.000%*
Call observation dates:	each coupon observation date specified in the table below commencing on May 9, 2024 and ending on November 10, 2025	110.000%	100.000%*
		105.000%	100.000%*
Call payment dates:	the coupon payment date immediately after the applicable call observation date	103.000%	100.000%*
Payment at maturity:	if the final index value of each underlying index is greater than or equal to its downside threshold level, $1,000 plus the final coupon; or if the final index value of any underlying index is less than its downside threshold level, $1,000 × the worst performing index performance factor This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 25.00% and could be zero.	101.000%	100.000%*
		100.000%	100.000%*
		90.000%	100.000%*
		85.000%	100.000%*
Initial index value:	with respect to each underlying index, the index closing value of such underlying index on the pricing date	75.000%	100.000%*
		74.999%	74.999%
Final index value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date	50.000%	50.000%
		30.000%	30.000%
Downside threshold level:	with respect to each underlying index, 75.00% of such underlying index’s initial index value	25.000%	25.000%
		0.000%	0.000%
Contingent quarterly coupon (set on the pricing date):

• if the index closing value of each underlying index on the applicable coupon observation date is greater than or equal to its downside threshold level, at least $20.875 per security; or

• if the index closing value of any underlying index on the applicable coupon observation date is less than its downside threshold level, $0.00

*Does not include the final coupon

Index performance factor:	with respect to each underlying index, the final index value / the initial index value
Worst performing underlying index:	the underlying index with the lowest index performance factor
Worst performing index performance factor:	the index performance factor of the worst performing underlying index
CUSIP / ISIN:	40057YB36 / US40057YB364
Estimated value range:	$915 to $975 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the worst performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®. The securities may be automatically called on any call observation date.

Unless previously automatically called, on each coupon observation date (i) if the index closing value of any underlying index is less than its downside threshold level, you will not receive a payment on the applicable coupon payment date and (ii) if the index closing value of each underlying index is greater than or equal to its downside threshold level, you will receive on the applicable coupon payment date a payment of at least $20.875 for each $1,000 principal amount of your securities.

Your securities will be automatically called if the index closing value of each underlying index on any call observation date is greater than or equal to its initial index value, resulting in a payment on the applicable call payment date equal to the principal amount of your securities plus the coupon then due. No payments will be made after the call payment date.

At maturity, if not previously automatically called, (i) if the final index value of each underlying index on the valuation date is greater than or equal to its downside threshold level, you will receive the principal amount of your securities plus the coupon then due and (ii) if the final index value of any underlying index is less than its downside threshold level, you will not receive a coupon payment and the payment at maturity will be based on the performance of the underlying index with the lowest index performance factor (the quotient of the final index value divided by the initial index value). Investors will not participate in any appreciation of any underlying index.

The securities are for investors who seek to earn a coupon at an above current market rate in exchange for the risk of receiving few or no quarterly coupons and losing a significant portion or all of the principal amount of their securities based on the performance of the worst performing underlying index.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated February 1, 2024
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 38 dated December 21, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 38, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 38, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying indexes to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Not Receive a Contingent Quarterly Coupon on Any Coupon Payment Date
▪
Your Securities Are Subject to Automatic Redemption
▪
The Contingent Quarterly Coupon Does Not Reflect the Actual Performances of the Underlying Indexes from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date and Investors Will Not Participate in Any Appreciation of the Underlying Indexes
▪
The Payment of the Contingent Quarterly Coupon, If Any, and the Payment at Maturity Will Be Based Solely on the Worst Performing Underlying Index
▪
Because the Securities Are Linked to the Performance of the Worst Performing Underlying Index, You Have a Greater Risk Receiving No Contingent Quarterly Coupons and of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Index
▪
You are Exposed to the Market Risk of Each Underlying Index
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Worst Performing Underlying Index
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
Your Securities May Not Have an Active Trading Market
▪
If the Values of the Underlying Indexes Change, the Market Value of Your Securities May Not Change in the Same Manner
▪
Investing in the Securities is Not Equivalent to Investing in the Underlying Indexes; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Additional Risks Related to the Underlying Indexes

▪
The Policies of the Underlying Index Publishers and Changes That Affect the Underlying Indexes or the Underlying Index Stocks Comprising the Underlying Indexes Could Affect the Payment at Maturity and the Market Value of the Securities

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Additional Risks Related to the Nasdaq-100 Index®

▪
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Nasdaq-100 Index®, Which May Have an Adverse Effect on the Level of the Nasdaq-100 Index® and on Your Securities
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 38:

Risks Relating to Securities Linked to Underliers

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.